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                                                                   Exhibit 10.34

                                   DealerTrack
                                Lender Agreement
                            (Wells Fargo Bank, N.A.)

This DealerTrack Lender Agreement is made as of the thirty first day of August, 2001 (the "Effective Date") by and between DealerTrack.com, Inc. ("DealerTrack"), with its principal place of business at 105 Maxess Road, Melville New York 11747, and Wells Fargo & Company and any of its Affiliates ("Lender"), with its principal place of business at 420 Montgomery Street, 12th Floor, San Francisco, CA 94104.

                                   BACKGROUND

DealerTrack operates "DealerTrack.com," an automated credit application entry, routing and servicing system which (i) allows automobile dealers to input credit applications and to transmit electronically such credit applications to lending institutions, (ii) allows such automobile dealers to track the approval process of such credit applications, and (iii) allows such lending institutions to electronically transmit credit decisions back to such automobile dealers. In addition, the DealerTrack service also allows dealers to review prospect reports, dealer reserve statements, retail and lease rates, residual value information and payoff quotes from subscribing lending institutions and such other services provided by DealerTrack from time to time. Lender is a lending institution that desires to subscribe to and use the DealerTrack service to, among other things, electronically receive credit applications and transmit credit decisions. Use of the DealerTrack service requires the development of an interface between DealerTrack's computer and Lender's credit processing system which permits credit applications to be received by Lender's credit processing system and Lender's credit decisions to be transmitted to DealerTrack's computer. Development of this interface requires the performance of certain tasks by DealerTrack and the performance of other tasks by Lender. This DealerTrack Lender Agreement sets forth (i) the respective responsibilities of each party with respect to the development of the interface, and (ii) the terms and conditions governing DealerTrack's operation of and Lender's subscription to and use of the DealerTrack service.

                              TERMS AND CONDITIONS

IN CONSIDERATION OF the mutual covenants and agreements set forth herein, DealerTrack and Lender, intending to be legally bound, agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms have the indicated meanings:

     a. "Acceptance Date" means the date upon which the Lender System is first capable of interfacing with the Service to receive credit application data from a DealerTrack Dealer, to transmit a credit decision back to such DealerTrack Dealer, and to allow DealerTrack Dealers to view credit application and contract status information. The Acceptance Date does not apply to any use of the Lender System in a testing environment.

     b. "Affiliate" of a DealerTrack means any person or entity (i) that owns, directly or indirectly, through one or more affiliates, at least a majority of the voting capital stock of such party, or (ii) at least a majority of whose voting capital stock is owned, directly or indirectly, through one or more affiliates, by such party, or (iii) at least a majority of whose voting capital stock is owned directly or indirectly, through one or more affiliates, by another person or entity that at such time also owns, directly or indirectly, through one or more affiliates, at least a majority of the voting capital stock of such party. "Affiliate" of Lender means a company which directly or indirectly, currently or hereafter, controls, is controlled by or is

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          under common control with Wells Fargo & Company and includes, but is not limited to, any company that is currently, or hereafter becomes, directly or indirectly, a parent or subsidiary of Wells Fargo Bank, N.A. or a parent or subsidiary of Wells Fargo & Company. A person or entity shall be considered an Affiliate only so long as it continues to satisfy the criteria for an Affiliate established in this Section l(b).

     c. "Agreement" means this DealerTrack Lender Agreement, as it may from time to time be amended or modified by the mutual consent of the parties, and all exhibits attached to this Agreement, as they may from time to time be modified by the mutual consent of the parties.

     d. "Data" means (i) credit application data encompassing the information set forth on the credit application form(s) utilized by the Service, as transmitted in electronic form by means of the Service by a DealerTrack Dealer, (ii) notice of the credit decision relating to such credit applications, as transmitted in electronic form by means of the Service by Lender (or any Lender Affiliate), (iii) credit application and contract status information, prospect reports, dealer reserve status, retail and lease rates, residual value information, payoff quotes, (iv) any third party data (e.g., value guide information) which may be accessed or requested by means of the Service, and other information that is provided by the Service. DealerTrack may, from time to time and with prior written notice, add additional data fields to, or as appropriate, delete certain data fields from, the Service, provided that any additional or deleted data fields do not affect the Lender's Interface Components. If the additional or deleted data fields affect the Lender's Interface Components, then the Lender has reviewed and approved the additions or deletions, as provided in 4(c) below. Data entered on the Service in such additional fields shall be included in the term "Data."

     e. "DealerTrack Computer" means the computer(s) controlled and operated by DealerTrack on which DealerTrack maintains the computer programs supporting the Service.

     f. "DealerTrack Dealer" means an automobile dealer or other automobile credit originator that is a subscriber to the Service.

     g. "DealerTrack Financial Institution" means a bank or other lending institution which is a subscriber to the Service, including without limitation Lender.

     h. "DealerTrack Interface Components" means and consists of the DealerTrack Interface Equipment Components and the DealerTrack Interface Software Components.

     i. "DealerTrack Interface Equipment Components" means the components of the Interface Equipment for which DealerTrack is responsible as set forth in the Interface Development Schedule.

     j. "DealerTrack Interface Software Components" means the components of the Interface Software for which DealerTrack is responsible as set forth in the Interface Development Schedule.

     k. "DealerTrack Marks" means trademarks, service marks, trade names, domain names and corporate and brand identification and indicia, including, without limitation, word marks, logos, designs and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional names or images, product designations and identifications, whether registered or not, of DealerTrack or DealerTrack's Affiliates.

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l.   "DealerTrack Site" means the DealerTrack site on the World Wide Web that is owned, operated and/or controlled by DealerTrack or any DealerTrack Affiliate that provides the Service as set forth in this Agreement.

m. "Documentation" means the system and user documentation for the Service provided by DealerTrack to DealerTrack Financial Institutions generally, as enhanced and/or modified by DealerTrack from time to time.

n. "Effective Date" means the date first set forth above when this Agreement becomes legally binding upon the parties.

o. "Force Majeure Event" shall mean fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties or any other cause beyond the reasonable control of a party (except for subcontractor defaults which do not result from such events).

p. "Interface" means and consists of the Interface Equipment and the Interface Software, and establishes, by means of the Service, the capability for the Lender Computer to receive Data from, and transmit Data to, the DealerTrack Computer.

q. "Interface Development Schedule" means the written schedule attached hereto as Exhibit C (as revised from time to time) developed and mutually agreed upon by DealerTrack and Lender which sets forth the tasks and respective responsibilities of the parties relating to the development of the Interface, and the timeframes for accomplishing such tasks. The Interface Development Schedule shall be in the form of the Interface Development Schedule Exhibit attached to the Agreement, unless otherwise revised by mutual agreement of the parties.

r. "Interface Equipment" means the DealerTrack Interface Equipment Components and the Lender Interface Equipment Components.

s. "Interface Requirements Documents" means the document (as revised from time to time) provided by DealerTrack to Lender describing the technical requirements which the Lender Interface Software Components must meet in order to allow Lender and Lender Affiliates to utilize the Service.

t. "Interface Software" means all software code developed in accordance with the Interface Development Schedule and utilized by the parties, to permit the electronic transmission of Data between the DealerTrack Computer and the Lender System in a format that permits the Data to be (i) transmitted from the Service into the Lender System for processing, and (ii) transmitted from the Lender System back to the Service upon completion of such processing. The Interface Software consists of the DealerTrack Interface Software Components and the Lender Interface Software Components.

u. "Intellectual Property" means any intellectual property or proprietary rights, including, without limitation, copyright rights (including rights in audiovisual works), moral rights, trademarks (including logos, slogans, domain names, trade names, service marks), patent rights (including patent applications and disclosures), know-how, inventions, rights of priority and trade secret rights, recognized in any country or jurisdiction in the world.

v. "Lender Computer" means the computers) controlled and operated by Lender or Lender Affiliates on which Lender or Lender Affiliates maintain the Lender Software.

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w.   "Lender Interface Components" means and consists of the Lender Interface
     Equipment Components, Lender's Interface Server and the Lender Interface Software Components.

x. "Lender Interface Equipment Components" means the components of the Interface Equipment for which Lender is responsible as set forth in the Interface Development Schedule. The Lender Interface Equipment Components consist of the physical connections and associated equipment between the Lender's Interface Server and the DealerTrack Computer.

y. "Lender's Interface Server" means the computers) on which the Lender's Interface Software is maintained. The Lender's Interface Server resides at the site of the Lender and is connected to both the DealerTrack Computer and the Lender System. The Lender's Interface Server is owned and operated by the Lender or a Lender Affiliate.

z. "Lender Interface Software Components" means the components of the Interface Software for which Lender is responsible as set forth in the Interface Development Schedule.

aa. "Lender Marks" means trademarks, service marks, trade names, domain names and corporate and brand identification and indicia, including, without limitation, word marks, logos, designs and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional names or images, product designations and identifications, whether registered or not, of Lender or Lender's Affiliates.

bb. "Lender Site" means the Lender site or any other site on the World Wide Web owned or operated by Lender in whole or in part, which URL, site content and configuration are subject to change from time to time by Lender.

cc. "Lender Software" means, Lender's, and any Lender Affiliates' credit underwriting software (whether internally developed, or licensed, by Lender or Lender Affiliate) which processes and decisions credit applications transmitted by means of the Service.

dd. "Lender System" means, collectively, the Lender Software, the Lender Computer, and all operating or system software installed on the Lender Computer.

ee. "Service" means the multi-lender Internet-based system used to link DealerTrack Dealers with DealerTrack Financial Institutions to allow submission and tracking of credit applications and the related loans and leases associated with such credit applications to finance the purchase or lease of Automobiles, to allow DealerTrack Financial Institutions to provide information to DealerTrack Dealers regarding loans and leases originated by such DealerTrack Financial Institutions through such DealerTrack Dealers plus, as the context permits, all equipment, computer programs, patents, trade secrets, designs, documentation, manuals and specifications thereof or incorporated therein, including the DealerTrack Interface Components, but not including the Lender System or the Lender Interface Components.

ff. "Tax" or "Taxes" shall mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, custom duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any obligation to contribute to the payment of a tax determined upon a consolidated, combined or unitary basis with respect to a group of corporations any information reporting or back-up withholding

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          obligation, liability or penalty, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

2. Subscription to the Service. Lender hereby subscribes to the Service, and DealerTrack agrees to provide the Service to Lender and Lender Affiliates for the term of this Agreement, for use by Lender and Lender Affiliates in accordance with the terms of this Agreement. As a prerequisite for Lender and Lender Affiliates to use the Service, DealerTrack and Lender must develop and implement the Interface in accordance with Section 3 below, and maintain the Interface in accordance with Section 4 below. In addition to the responsibilities of the parties set forth in Section 4 below relating to maintenance and modification of the Interface, the responsibilities of each party with respect to ongoing operation and use of the Service are set forth in Sections 5 and 6 below.

3. Interface Development. With respect to the development of the Interface, DealerTrack and Lender shall perform their respective responsibilities as set forth in this Section 3.

     a. Immediately after the Effective Date, both parties shall consult with each other on a continuing basis and as reasonably necessary to finalize the Interface Development Schedule, with the objective of finalizing the Interface Development Schedule as soon as possible and no later than 30 days after the Effective Date which will be attached as Exhibit C. The form of the Interface Development Schedule sets forth the respective responsibilities of each party relating to the development, testing and acceptance of the Interface. The Interface Development Schedule with respect to development, testing and acceptance of the Interface for Lender, the parties have established the date on which they shall commence work on their respective responsibilities (the "Interface Development Schedule Commencement Date") and the schedule for completion of such responsibilities. Both parties shall proceed with their respective responsibilities as set forth in the Interface Development Schedule in a diligent manner and shall use commercially reasonable efforts to allocate such skilled personnel and other resources to the project as shall be necessary to complete the development of the Interface so that the Acceptance Date occurs according to Exhibit C.

     b. DealerTrack has either provided the Interface Requirements Document to Lender under a separate Non-Disclosure Agreement between the parties, or shall provide the Interface Requirements Document to Lender following the Effective Date. Lender acknowledges that the sole purpose for DealerTrack's disclosure of the Interface Requirements Document to Lender is to allow Lender to develop and maintain the Lender Interface Software Components and changes to the Lender System in connection with Lender's use of the Service under the terms of this Agreement. If the Interface Requirements Document was disclosed to Lender under a separate Non-Disclosure Agreement, then such disclosure is now governed by the terms of this Agreement, and the terms of such Non-Disclosure Agreement with respect to the subject matter of this Agreement are hereby superseded by the terms of this Agreement.

     c. DealerTrack and Lender shall cooperate reasonably and in good faith with respect to such issues that may arise from time to time in connection with the development of the Interface, to the extent that specific responsibility has not been designated to one party or the other in this Agreement. The foregoing notwithstanding, unless otherwise agreed in writing, DealerTrack shall not be required to incur any expenses or costs in connection with any tasks which would normally be performed by the Lender and the Lender seeks DealerTrack to perform these tasks on the Lender's behalf. If Lender

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          requires DealerTrack to perform any such tasks and DealerTrack agrees, the parties agree to negotiate in good faith the terms and related costs (if any) associated with such tasks.

     d. The parties shall use their best efforts to cause the performance dates and the Acceptance Date to occur by the dates established in Exhibit C.

4. Maintenance of and Modifications to the Interface. With respect to maintenance of and modifications to the Interface, the parties shall perform their respective responsibilities as set forth in this Section 4.

     a. DealerTrack shall be responsible for maintaining the DealerTrack Interface Components and the DealerTrack Computer so that, subject to Lender's performance of its obligations under this Agreement, the Lender System shall be capable of receiving Data from, and transmitting Data to, the DealerTrack Computer.

     b. Lender shall be responsible for maintaining the Lender Interface Software Components and the Lender's Interface Server so that, subject to DealerTrack's performance of its obligations under this Agreement, the DealerTrack Computer shall be capable of receiving Data from, and transmitting Data to, the Lender System.

     c. In the event that DealerTrack at any time makes any generally released modifications to the programs supporting the Service on the DealerTrack Computer, and such modifications make changes to the Interface necessary or advisable, DealerTrack shall give Lender at least ninety (90) days prior written notice of the modifications, unless otherwise required by applicable law.

          i. With respect to changes to the Interface which are deemed necessary by the parties: (i) DealerTrack shall be responsible, at its expense, for making such necessary changes to the DealerTrack Interface Components prior to releasing the modifications to such programs supporting the Service, and (ii) Lender shall be responsible, at its expense, for making the necessary changes to the Lender Interface Components. DealerTrack shall not implement such modifications to the programs supporting the Service prior to end of the ninety (90) day notice period so as to avoid any interruption in Lender's use of the Service. The parties shall cooperate to ensure that such changes are made properly and in a timely manner. The foregoing notwithstanding, DealerTrack shall not be responsible for any interruption in Lender's use of the Service caused by Lender's failure to implement the appropriate changes to the Lender Interface Components, except to assist Lender as reasonably appropriate in implementing such changes.

          ii. With respect to changes to the Interface which are deemed advisable, but not necessary by the parties, Lender shall not be required to implement such changes. If Lender elects to implement the changes, upon the request of Lender, the parties shall establish a mutually agreeable schedule for making such changes to their respective components of the Interface, with the objective of making such changes properly and in a manner that allows Lender to begin to utilize the additional functionality within a reasonable timeframe. However, DealerTrack shall not implement such modifications to the programs supporting the Service prior to end of the ninety (90) day notice period so as to avoid any interruption in Lender's use of the Service. The parties shall cooperate to ensure that such changes are made properly and in a timely manner. The foregoing notwithstanding, DealerTrack shall not be responsible for any interruption in Lender's use of the Service caused by Lender's failure to implement the appropriate changes to the Lender Interface Components, except to assist Lender as reasonably appropriate in implementing such changes. If Lender elects not to

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               implement the changes, DealerTrack shall not be responsible for the inability of Lender to utilize additional functionality of the Service that would be available with such changes.

5. Responsibilities of DealerTrack Relating to On-Going Operation of the Service. In addition to DealerTrack's obligations under Section 3 and 4 above, with respect to the on-going operation of the Service, DealerTrack shall perform its responsibilities as set forth in this Section 5.

     a. The Service and the DealerTrack Site shall be hosted, operated and maintained in accordance with the service levels set forth in Exhibit A attached hereto and in accordance with such other performance standards mutually agreed upon by the parties. Notwithstanding the foregoing, DealerTrack shall be responsible for maintaining the DealerTrack Service and Site and shall exercise commercially reasonable efforts to ensure that the DealerTrack Service and Site are operational so that the DealerTrack Service and Site are capable of receiving Data from, and transmitting Data to, the Lender System. DealerTrack shall exercise commercially reasonable efforts to ensure that any changes to the DealerTrack Service and Site do not interrupt
          (i) the transfer of Data between the Lender System and the DealerTrack Service, or (ii) the processing of Data by the DealerTrack Service.

     b. As part of the Service, and at all times during the term hereof, DealerTrack shall maintain and enforce security procedures in accordance with the security guidelines set forth in Exhibit A hereto and in Section 19 hereof.

     c. DealerTrack shall provide DealerTrack Dealers with customer and technical support in accordance with the standards set forth in Exhibit A attached hereto.

     d. DealerTrack will use all commercially reasonable efforts to provide appropriate resources including technical, implementation and program management support to establish and maintain the DealerTrack Site and the Service. DealerTrack will provide to Lender a contact list of support, technical, marketing and program management representatives that may be contacted by Lender, which will be updated and distributed as necessary.

     e. DealerTrack shall implement the necessary measurement, monitoring tools and reporting procedures required to measure, monitor and report DealerTrack's performance against the applicable service levels. Such measurement, monitoring and reporting shall permit reporting at a level of detail sufficient to verify compliance with the service levels. Upon request and during normal business hours, Lender shall have the right, but not the obligation, to audit such tools and procedures and DealerTrack shall provide Lender with information and access to such tools and procedures for purposes of verification.

     f. As part of the Service, DealerTrack shall use, and shall cause its subcontractors to use, commercially reasonable efforts to identify ways to improve the service levels, including applying proven techniques and tools applied by other similar services and/or websites that would benefit Lender either operationally or financially.

     g. DealerTrack shall implement necessary procedures and systems capabilities, to the reasonable satisfaction of Lender, to ensure that only those DealerTrack Dealers designated by Lender from time to time are capable of transmitting and receiving Data to and from Lender by means of the Service.

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6.   Responsibilities of Lender Relating to Use of the Service. In addition to
     Lender's responsibilities under Section 3 and 4 above, with respect to Lender's use of the Service, Lender shall perform its responsibilities in accordance with this Section 6.

     a. Lender shall be responsible for maintaining the Lender System and shall exercise commercially reasonable efforts to ensure that the Lender System is operational so that the Lender System is capable of receiving Data from, and transmitting Data to, the DealerTrack Computer. Lender shall exercise commercially reasonable efforts to ensure that any changes to the Lender System do not interrupt (i) the transfer of Data between the DealerTrack Computer and the Lender Computer, or (ii) the processing of Data by the Lender Software.

     b. Lender shall operate and manage the Lender System in such a manner as to keep the Lender System from degrading the performance of the DealerTrack Computer or otherwise adversely impacting the Service in a manner that is inconsistent with proper operation of the Service. In the event of such degradation or adverse impact, upon notification from DealerTrack, Lender shall exercise commercially reasonable efforts to terminate those processes causing such degradation or adverse impact and shall implement any necessary changes to the Lender System to prevent such degradation or adverse impact from reoccurring. DealerTrack shall cooperate in good faith with Lender as reasonably appropriate to assist Lender in connection with Lender's obligations under this Section 6(b).

     c. Lender acknowledges that access to the Service shall be restricted to persons logging in with the proper user identification code/password. Lender shall be responsible for limiting access to its user identification code(s)/password(s) to authorized personnel and for all Service related charges incurred under its user identification code(s)/password(s), including the misuse of unauthorized use thereof. Lender shall be solely responsible for any additional security measures it wishes to take and DealerTrack shall have no liability for any adverse impact that such measures may have on Lender's ability to utilize and/or benefit from the functionality of the Service. Further, DealerTrack shall not be liable for any losses or damages experienced by Lender due to Lender's implementation of or failure to implement security measures.

     d. Lender shall be solely responsible for developing, implementing and maintaining any and all back-up procedures and systems, redundant systems and disaster recovery systems relating to the Lender System and the Lender's Interface Server.

     e. Lender shall cooperate with DealerTrack in accordance with DealerTrack's standard procedures with respect to the enabling and disabling of DealerTrack Dealers to transmit credit applications to Lender by means of the Service.

7.   Resources.

     a. At all times during the term of this Agreement, each party shall designate one person and one alternate to serve as its primary contact and project authority with respect to issues relating to this Agreement, and shall disclose the identities of such persons to the other party. The project authorities and alternates will be authorized to make all decisions and to request and receive services from the other party with respect to this Agreement. Either party may change the project authority and/or alternate at any time by written notice to the other party.

     b. At all times during the term of this Agreement, each party shall be responsible for dedicating appropriate and sufficient resources to meet its obligations under this Agreement.

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8.   Additional Services and Products. DealerTrack may, from time to time, offer additional services and products ("Additional Products") by means of the Service, other than those identified in this Agreement. DealerTrack shall provide Lender with reasonable notice of the Additional Products as they become generally available to DealerTrack Financial Institutions, including the fees, charges and other terms applicable to the use of such Additional Products. Lender shall have the option, in its sole discretion, whether to use such Additional Products. In the event that Lender does use such Additional Products, Lender agrees to use such Additional Products in accordance with the applicable terms, and shall be responsible for and shall pay to DealerTrack the additional applicable fees and charges, if any, in accordance with the terms of this Agreement, as amended to include such Additional Products.

9.   Term and Termination

     a. The terms of this Agreement shall begin on the Effective Date, and shall continue for a period of two (2) years from the Acceptance Date (the "Initial Term") unless sooner terminated as provided below. Upon expiration of the Initial Term, unless terminated by either party by notice of termination given not less than sixty (60) days prior to the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a "Renewal Term). During any Renewal Term, either party may terminate this Agreement, effective at the end of such Renewal Term by notice of termination given not less than sixty (60) days prior to the expiration of such Renewal Term.

     b. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events: (i) if any license, registration, permit, authorization or approval for the conduct of the other's business in the manner contemplated by this Agreement is revoked or suspended and not reinstated within thirty
          (30) days; (ii) if the other breaches any material provision of this Agreement and fails to fully cure such breach within thirty (30) days of written notice describing the breach; or (iii) if the other becomes insolvent, or seeks protection under any bankruptcy, receivership, trust deed, creditor's arrangement composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within thirty (30) days.

     c. This Agreement may be terminated by Lender for cause immediately by written notice if a bank regulatory agency having authority over Lender issues an order or directive finding the Service provided to Lender will cause Lender to be subject to regulatory sanction unless such Service is modified and DealerTrack fails to modify such Service in accordance with such order or directive within such period of time as permitted by such regulatory agency.

     d.   This Agreement may be terminated by Lender without cause, upon thirty
          (30) days prior written notice, in the event that any fee or charge set forth in Section 10 hereof is increased or a new fee or charge is imposed by DealerTrack,

     e. DealerTrack agrees that upon termination of this Agreement, for any reason, DealerTrack will within ten days after the date of termination remove all of the Lender's Marks from the DealerTrack site and all links from DealerTrack Site to Lender System.

10. Payments and Payment Terms. Lender agrees to pay DealerTrack when due the fees and charges on the Schedule of Fees and Charges set forth in Exhibit B attached hereto. Unless otherwise specified, DealerTrack shall invoice Lender monthly for all fees and charges, payable thirty (30) days after receipt of such invoice.

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11.  Licenses; Proprietary Rights.

     a. In accordance with the terms of this Agreement and for the term thereof, DealerTrack grants Lender a non-exclusive and non-transferable license to use the Service in the United States for its own internal business purposes (and those of Lender Affiliates), and to permit its employees and agents (and employees and agents of Lender Affiliates) to interact with the Service through remote computer terminals solely for Lender's internal business purposes (and those of Lender Affiliates). Lender shall have no right to make any changes or modifications to the Service except as directed by DealerTrack.

     b. In accordance with the terms of this Agreement and for the term hereof, DealerTrack grants Lender and Lender Affiliates a non-exclusive and non-transferable license to use the DealerTrack Marks for the sole purpose of identifying that it/they are licensed to use the Service.

     c. In accordance with the terms of this Agreement and for the term hereof, Lender hereby grants to DealerTrack a non-exclusive, non-transferable, royalty-free license to: (i) post the Lender Marks on the DealerTrack Site, in combination with Lender's use of the DealerTrack Services; and (ii) use the Lender Marks as a button(s) to click on in order to link the DealerTrack Site to Lender System, subject to the terms and conditions of this Agreement, including the following conditions:

          (1) DealerTrack may not modify, change, alter, delete from or add to the Lender Marks, including, but not limited to, any change in text, graphics, color, size or position. DealerTrack agrees that it will not use any Lender Trademark designs except the Lender Trademark designs provided to DealerTrack by Lender. DealerTrack agrees that it will comply with Lender's published guidelines for use of the Lender Marks.

          (2) The Lender Marks shall be used solely to refer to the Lender credit products and to indicate the location of the link between DealerTrack and a Lender System and such Marks shall not be used, placed or positioned in any manner that may cause a visitor to believe that the Lender Marks refer to DealerTrack or any of DealerTrack's products or services or that Lender endorses DealerTrack's products or services.

          (3) Lender retains all right, title and interest in and to the Lender Marks and DealerTrack's rights to the Lender Marks are limited to the express terms of the license in this Section 11 (c). No other rights to the Lender Marks, express or implied, are granted to DealerTrack by virtue of this Agreement and any and all uses by DealerTrack of the Lender Marks shall inure to the benefit of Lender.

          (4) Lender may monitor DealerTrack's use of the Lender Trademark. DealerTrack shall deliver copies of the initial DealerTrack Site pages on which the Lender Marks are to appear to Lender for review prior to publication. If there is a material change in the content or functionality of a DealerTrack Site page, then DealerTrack will submit the changed page to Lender for review prior to publication. DealerTrack will not publish such pages incorporating the Lender Marks without Lender's prior written consent. Lender will make reasonable efforts to respond to requests for such consents within five (5) Business Days after Lender receives such requests.

     d. DealerTrack retains all right, title and interest in the Service, the Interface Requirements Document, the DealerTrack Interface Software Components, the DealerTrack Computer and the DealerTrack Marks not specifically granted to Lender under this Agreement. All revisions, modifications and derivative works to the Service, the Interface Requirements Document, the DealerTrack Computer and the DealerTrack Interface Software Components developed by DealerTrack or any other party, including all enhancements, upgrades, improvements or changes to the Service, the Interface Requirements Document, the DealerTrack Interface Software Components, and the DealerTrack Computer, but not including the Lender Interface Components and the Lender System, will be the sole and exclusive property of DealerTrack (the "DealerTrack Property") and will be subject to all of the use and nondisclosure restrictions which apply to the Service under this Agreement. Lender agrees, upon DealerTrack's request and at DealerTrack's expense, to assign to DealerTrack in writing any proprietary interest that may be conferred upon Lender by law in any such revisions, modifications and derivative works to the DealerTrack Property. The terms of this provision shall survive termination of this Agreement whether by expiration of time, operation of law or other wise.

     e. DealerTrack understands and agrees that Lender and Lender's licensors are the exclusive owners of and holds and shall retain, all right, title and interest in and to the Lender Intellectual Property, the Lender System and the Lender Interface Components, including any and all enhancements, upgrades, improvements, changes, modifications, revisions or derivative works made to the same from time to time (the "Lender Property"), and DealerTrack shall have no ownership or use rights therein except as set forth in this Agreement. DealerTrack agrees, upon Lender's request and at Lender's expense, to assign to Lender or Lender's Licensor in writing any proprietary interest that may be conferred upon DealerTrack by law in any such revisions, modifications and derivative works to the Lender Property. The terms of this provision shall survive termination of this Agreement whether by expiration of time, operation of law or other wise.

     f. Except as expressly permitted under this Agreement, Lender agrees that neither it nor any Lender Affiliates will, at any time, without written permission of DealerTrack, (i) copy, duplicate or grant permission to the Service or any part thereof; or (ii) create, attempt to create, or grant permission to the source program and/or object program associated with any software component of the Service; or
          (iii) decompile, disassemble or reverse engineer any software component of the Service to develop functionally similar computer software or services, or modify, alter or delete any of the copyright notices embedded in or affixed to the copies of any components of the Service; or (iv) grant permission to any third party to do any of the foregoing.

     g. If and to the extent that DealerTrack incorporates the software and/or data of any third party in the Service, and use of such third party software and/or data is not subject to the terms of a license agreement directly between Lender (and any Lender Affiliate, if applicable) and the third party licensor, the license of Lender and all Lender Affiliates to such third party software and/or data shall be defined and limited by the license to the Service granted by DealerTrack under this Agreement. Furthermore, the use of any third party data accessed by Lender with respect to the credit underwriting processing of a credit application shall be strictly limited to the credit underwriting processes related to that specific credit application (e.g., if Lender accesses a value guide database in connection with a credit application to determine the valuation of a vehicle, that valuation may only be used in connection with the credit underwriting of that specific credit application, and may not be used for any other purpose). Lender specifically acknowledges that the licensors of such third party software and/or data shall retain all ownership rights thereto, and Lender agrees that it shall not (i) decompile, disassemble or reverse engineer such third party software for the purpose of revealing the proprietary information contained therein, or otherwise use such third party software to develop functionally similar computer software; or (ii) reproduce the data therein for purposes other than those specifically permitted under this Agreement; or (iii) modify, alter or delete any of the copyright notices embedded in or affixed to such third party software or data; or (iv) grant permission to any third party to do any of the foregoing.

     h. Lender acknowledges that the right or ability of DealerTrack to license other lenders to use the Service or DealerTrack Marks is not restricted in any manner by this Agreement, and that it is DealerTrack's intention to license a number of other lenders to use the Service and DealerTrack Marks under separate agreements. Lender also agrees that DealerTrack shall be free to transmit credit applications from any DealerTrack Dealers, at the DealerTrack Dealers' request to other DealerTrack Financial Institutions and non-subscribing lenders. Except as otherwise provided herein, DealerTrack shall have no liability to Lender for any such action.

12.  Representations and Warranties by DealerTrack.

     a. DealerTrack has been duly organized and is validly existing as a corporation under the laws of the state of its incorporation and is duly licensed where required or is otherwise qualified in each state in which it transacts business and is in compliance with such state's applicable laws, rules and regulations.

     b. DealerTrack has the requisite power, authority and legal right to execute and deliver this Agreement, engage in the transactions contemplated by this Agreement, and perform and observe those terms and conditions of this Agreement to be performed or observed by it hereunder. The person signing this Agreement has full power and authority to bind DealerTrack. The execution, delivery and performance of this Agreement, and the performance by DealerTrack of all transactions contemplated herein, have been duly authorized by all necessary and appropriate corporate action on the part of DealerTrack.

     c. This Agreement has been duly authorized and executed by DealerTrack and is valid, binding and enforceable against DealerTrack in accordance with its terms, except that such enforcement may be subject to bankruptcy (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditor's rights generally, and the execution, delivery and performance by DealerTrack of this Agreement does not conflict with any term or provision of (i) its certificate of incorporation or by-laws; (ii) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to DealerTrack of any court, regulatory body, administrative agency or governmental body having jurisdiction over DealerTrack; or (iii) any agreement to which DealerTrack is a party or by which its property is bound.

     d. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by DealerTrack of this Agreement.

     e. There is no action, proceeding or investigation pending or, to the best knowledge of DealerTrack, threatened against it before any court, administrative agency or other tribunal (i) seeking to assert the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) which could reasonably be expected to materially and adversely affect its performance of its respective obligations under, or the validity or enforceability of, this Agreement.

     f. It has and shall maintain all regulatory approvals, authorizations, licenses, permits and other permissions, consents and authorities whatsoever needed to perform its obligations under this Agreement, including, without limitation, the Service and the Site.

     g. In connection with carrying out its obligations contained in this Agreement, it shall comply at all times with all applicable federal and state laws, rules and regulations, including, without limitation, the Federal Truth in Lending Act, Regulation P, Regulation Z, Regulation M, the Electronic Signatures in Global and National Commerce Act, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, Regulation B and so-called "fair lending" laws, rules and regulations. Also, its operations, business practices, policies and procedures comply with applicable state and federal anti-discrimination laws. DealerTrack shall ensure its operations and its respective officers, employees, and agents are conducted in a manner that do not have a material adverse impact on the reputation or the business of Lender.

     h. No product or other aspect of any technology, trade secret or other Intellectual Property utilized by DealerTrack will infringe on or violate any patent, copyright, trade secret, trademark or other proprietary right of any third party, or is libelous, defamatory or illegal and DealerTrack further represents and warrants that it has all licenses, approvals, or other authorizations required for any third party Intellectual Property content on the DealerTrack Site, except for content provided by or through Lender. The terms of this Section 12(h) shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

     i. It shall use reasonable efforts to keep the DealerTrack Service and Site free from intentionally injurious instructions (e.g. systems "viruses") that are designed to modify, damage, delete, malfunction or disable the Lender System or allow unauthorized access to or use of the Lender System. The terms of this Section 12(i) shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

     j. It shall use reasonable efforts to keep the DealerTrack Service and Site free from code that could trigger a modification, shut down or disablement of the Lender System or cause the Lender System to be erased. The terms of this Section 12(j) shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

     k. DealerTrack shall take all reasonable precautions necessary to ensure that the DealerTrack Service and Site shall be safeguarded against "hacker" intrusions.

     1. DealerTrack shall operate and maintain the Service in a professional manner and in a manner consistent with the highest industry standards.

     m. DealerTrack shall not charge Lender any fee and/or charge for any products or services provided to Lender under the terms of this Agreement that are higher than the lowest fee and/or charge that DealerTrack charges any other DealerTrack Financial Institution for such products or services, except for any discount on a fee or charge offered to a new DealerTrack Financial Institution for a period not to exceed six (6) months after the Acceptance Date of such DealerTrack Financial Institution. In the event that such fee and/or charge is based on a sliding scale tied to a volume amount, Lender's fee and/or charge shall be no higher than the lowest fee or charge applicable to any DealerTrack Financial Institution for Lender's actual volume amount.

     n. DealerTrack has not entered and will not enter into any agreements or activities that will or might interfere or conflict with the terms hereof.

     o. DealerTrack Service and Site shall be and currently is Year 2000 Complaint. As used herein, "Year 2000 Compliant" shall mean that the Product accurately processes date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the years 1999 and 2000 and leap year calculations (Year 2000 is a leap year). Furthermore, the Product, when used in combination with other information technology, will accurately process date/time data if the other information technology properly exchanges date/time data with it. In the event that DealerTrack, Lender or any other person or entity discovers a malfunction in the DealerTrack Services or Site with respect to Year 2000 Compliance, DealerTrack at its expense, shall make and deliver to Lender all fixes, corrections, and changes necessary to cause the Dealer Track Services or Site to perform in accordance with this warranty. Delivery shall be completed within 30 days after the malfunction is first discovered by DealerTrack or reported to DealerTrack. Any costs associated with ensuring that the DealerTrack Services or Site is Year 2000 Compliant shall be borne by DealerTrack and shall not result in any additional charges to Lender. DealerTrack agrees that the Year 2000 warranty as set herein shall survive termination or expiration of this Agreement and, in the event there is a conflict with any provisions of this Year 2000 warranty with any other term or condition of this Agreement, this Year 2000 warranty shall control and supersede any other term or condition. At Lender's request, DealerTrack shall provide Lender with reasonable access to a designated Year 2000 technical contact with sufficient knowledge, experience and expertise in the area of the Year 2000 problem who will be available to answer questions and coordinate testing Year 2000 compliance.

     P. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 12 ARE THE ONLY WARRANTIES MADE BY DEALERTRACK. SUCH WARRANTIES ARE IN LIEU OF, AND DEALERTRACK EXPRESSLY HEREBY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, REGARDING THE SERVICE OR THE DEALERTRACK MARKS INCLUDING, BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING OR ANY PROVISION OF THE SERVICE LEVEL STANDARDS AS DEFINED IN EXHIBIT A, DEALERTRACK SPECIFICALLY DOES NOT REPRESENT OR WARRANT (i) THAT THE SERVICE WILL PERFORM WITHOUT INTERRUPTION OR ERROR FREE, OR (ii) THAT IT MEETS LENDER'S REQUIREMENTS, OR (iii) THAT ANY OR ALL OF THE DATA PROVIDED THROUGH THE SERVICE IS ACCURATE OR COMPLETE.

13.  Representation and Warranties by Lender.

     a. Lender has been duly organized and is validly existing as a corporation and is duly licensed where required or is otherwise qualified in each state in which it transacts business and is not in default of such state's applicable laws, rules and regulations.

     b. Lender has the requisite power, authority and legal right to execute and deliver this Agreement, engage in the transactions contemplated by this Agreement, and perform and observe those terms and conditions of this Agreement to be performed or observed by it hereunder. The person signing this Agreement has full power and authority to bind Lender. The execution, delivery and performance of this Agreement, and the performance by Lender of all transactions contemplated herein, have been duly authorized by all necessary and appropriate corporate action on the part of Lender.

     c. This Agreement has been duly authorized and executed by Lender and is valid, binding and enforceable against Lender in accordance with its terms, except that such enforcement may be subject to bankruptcy (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditor's rights generally, and the execution, delivery and performance by Lender of this Agreement does not conflict with any term or provision of (i) its certificate of incorporation or by-laws; (ii) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Lender of any court, regulatory body, administrative agency or governmental body having jurisdiction over Lender; or (iii) any agreement to which Lender is a party or by which its property is bound.

     d. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Lender of this Agreement.

     e. There is no action, proceeding or investigation pending or, to the best knowledge of Lender, threatened against it before any court, administrative agency or other tribunal (i) seeking to assert the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) which could reasonably be expected to materially and adversely affect its performance of its respective obligations under, or the validity or enforceability of, this Agreement.

     f. It has and shall maintain all regulatory approvals, authorizations, licenses, permits and other permissions, consents and authorities whatsoever needed to perform its obligations under this Agreement.

     g. In connection with carrying out its obligations contained herein, it shall comply at all times with all applicable federal and state laws and regulations, including, without limitation, the Federal Truth in Lending Act, Regulation P, Regulation Z, Regulation M, the Electronic Signatures in Global and National Commerce Act, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, Regulation B and so-called "fair lending" laws, rules and regulations. Also its operations, business practices, policies and procedures comply with applicable state and federal anti-discrimination laws. Lender shall ensure its operations and its respective officers, employees and agents are conducted in a manner that do not have a material adverse impact on the reputation or the business of DealerTrack.

     h. No product or other aspect of any technology, trade secret or other Intellectual Property owned by Lender will infringe on or violate any patent, copyright, trade secret, trademark or other proprietary right of any third party, or is libelous, defamatory or illegal. The terms of this Section 13(h) shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

     i. It shall use reasonable efforts to keep the Lender System free from intentionally injurious instructions (e.g. systems "viruses") that are designed to modify, damage, delete, malfunction or disable the DealerTrack Site or allow unauthorized access to or use of the DealerTrack Site. The terms of this Section 13(i) shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

     j. It shall use reasonable efforts to keep the Lender System free from code that could trigger a modification, shut down or disablement of the DealerTrack Site or cause the DealerTrack System to be erased. The terms of this Section 13(j) shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

14.  Infringement Claims of Third Parties.

     a. At its own expense, DealerTrack will defend Lender against any claim by any third party alleging that the Service or use of the DealerTrack Marks in accordance with Section 11 above infringes a patent, copyright or other third party Intellectual Property rights in the United States, and DealerTrack will pay all costs, damages and attorneys' fees in any infringement action or negotiated by DealerTrack in settlement; provided that Lender provides prompt written notice to DealerTrack of such claim (if Lender has knowledge), and allows DealerTrack sole control of, and fully cooperates with DealerTrack in, the defense of such claims and all related negotiations at DealerTrack's expense.

     b. If the Service and/or the DealerTrack Marks are, or in DealerTrack's opinion are likely to become, subject to a claim of infringement, DealerTrack, at its option and expense, shall either (i) procure for Lender and the Lender Affiliates the right to continue using the Service and/or the DealerTrack Marks; or (ii) modify the Service and/or the DealerTrack Marks to make it/them non-infringing in a manner that does not materially impair its/their functionality. If neither of the foregoing two options is reasonably available to DealerTrack or if the modifications do not meet Lender's requirements, then Lender may immediately terminate this Agreement by notice to DealerTrack.

     c. DealerTrack will have no obligation with respect to any actual or threatened infringement claim based in whole or in part upon (i) the Lender System or the Lender Interface Components, or (ii) Lender's (or any Lender Affiliate's) failure to use the Service and/or the DealerTrack Marks in accordance with this Agreement or the Documentation.

     d. This Section 14 states DealerTrack's entire obligation to Lender with respect to actual or threatened third party infringement claims. The terms of this Section 14 shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

15.  Confidentiality.

     a. Confidential Information. "Confidential Information" shall mean nonpublic information revealed by or through a party (a "Disclosing Party") to the other (a "Receiving Party") including (a) information expressly or implicitly identified as originating with or belonging to third parties, or marked or disclosed as confidential, (b) information traditionally recognized as proprietary trade secrets, such as, but not limited to, Lender customer's (including potential Lender customer's) names and data, business plans and procedures, accounting methods, and security procedures (c) all forms and types of financial, business, scientific, technical, economic, or engineering information including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, and (d) all copies thereof. Confidential Information shall not include information which:
          (a) is publicly available through no action of Receiving Party; (b) has been in Receiving Party's possession independent of its relationship with Disclosing Party; (c) has been developed by or become known to Receiving Party without access to any Confidential Information and outside the scope of any agreement with Disclosing Party; or (d) is obtained rightfully from third parties not known to be bound by an obligation of confidentiality. Notwithstanding anything in this Agreement to the contrary, the Receiving Party shall comply with all privacy and data protection laws, rules and regulations which are or which may in the future be applicable to the Services. Without limiting the generality of the preceding sentence, the Receiving Party agrees that it will not use nor disclose to any other party any nonpublic personal information which it receives from a financial institution in connection with providing Services under this Agreement, except to perform the co-branded services in accordance with this Agreement. For purposes of this subsection, the terms "nonpublic personal information" and "financial institution" shall have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6809) and implementing regulations thereof.

     b. Treatment of Confidential Information. Receiving Party shall treat such Confidential Information as strictly confidential with at least the same degree of care as Receiving Party uses for its own confidential information, and, shall not use, disclose, duplicate, copy, transmit or otherwise disseminate or permit to be used, disclosed, duplicated, copied, transmitted or otherwise disseminated such Confidential Information at any time prior to or after the termination of this Agreement except as expressly permitted under this Agreement. In no event shall Receiving Party use Confidential Information for its own benefit or that of any third party, nor shall Receiving Party use Confidential Information to Disclosing Party's detriment. Receiving Party shall use the Confidential Information for the purposes authorized by this Agreement and for no other purpose. Except in fulfillment of this Agreement, Receiving Party shall not interpret, reverse-engineer, decompile, disassemble, debug or otherwise use any part of any software to which it is given access by or through Disclosing Party in connection with this Agreement, nor shall Receiving Party access or generate corresponding higher level code, access the logic intrinsic thereto; or aid, abide or permit another to do so. Receiving Party shall not remove any copyright notice, trademark notice, and/or proprietary legend set forth on or contained within any of the Confidential Information. Receiving Party shall promptly notify Disclosing Party in writing of any unauthorized use or disclosure of any Confidential Information.

     c. Disclosure to Employees and other Parties. Receiving Party may disclose Confidential Information to employees, independent contractors, subcontractors, attorneys, accountants and investment advisors ("Personnel"), only to the extent such Personnel have a need to know such information for the purposes described in this Agreement Receiving Party shall take all appropriate action, by instruction, agreement or otherwise, with persons permitted access to Confidential Information so as to enable the Receiving Party to satisfy its obligations under this Section. Except as otherwise provided herein, neither party shall disclose Confidential Information to any third party unless (i) required by a federal or state agency or (ii) required by law, including, but not limited to, by deposition, interrogatory, request for documents, or similar process. In the event that Receiving Party is required to disclose Confidential Information for reasons enumerated in the prior sentence, Receiving Party shall give Disclosing Party notice in a reasonable amount of time prior to Receiving Party's disclosure of Confidential Information to allow Disclosing Party to protect its proprietary interest therein.

     d. Return of Confidential Information. Upon termination or expiration of this Agreement, or upon Disclosing Party's earlier request, Receiving Party shall promptly deliver to Disclosing Party all Confidential Information, any copies or partial copies thereof and material containing Confidential Information and shall purge any Confidential Information from all computer and other data storage systems, and certify to the Disclosing Party in writing that it has done so; provided, however, that Receiving Party shall not be required to return or destroy information which has been provided to (a) its board of directors or (b) any governmental agency having jurisdiction over the Receiving Party. Additionally, Receiving Party's legal department may retain one copy of the Confidential Information and any such other material for archival purposes, subject to the terms and conditions of this Agreement. The obligations under this Agreement, however, shall survive such occurrence.

     e. Injunctive Relief. Each of the Parties acknowledges that any use or disclosure of Confidential Information in violation of this Agreement may cause irreparable injury to the Disclosing Party for which other remedies at law would be inadequate, and each of the Parties agrees that a Disclosing Party shall have the right to seek injunctive or other equitable relief as may be necessary or appropriate to prevent any use or disclosure of the Confidential Information in violation of this Agreement, and may also exercise such other rights and remedies as the Disclosing Party may have at law or in equity.

     f. Survival. The terms of this Section 15 shall survive the termination of this Agreement, whether by expiration of time, operation of law or otherwise.

16.  Indemnification.

     a. Each party shall indemnify and hold harmless the other, and its parent, affiliates, subsidiaries, directors, officers, employees and agents, from and against any and all claims, demands, actions, suits, losses, liabilities, damages, injuries, fines, penalties, costs and expenses including, without limitation, reasonable attorneys' fees and court costs arising out of:

          (i) a material breach of this Agreement by the indemnifying party, its affiliates, or any of their respective officers, directors, employees or agents; or

          (ii) negligence, willful or wanton behavior of the indemnifying party, its affiliates, or any of their respective officers, directors, employees, or agents.

     b. The terms of this Section 16 shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

17. Limitation Of Liability. In no event shall either party be liable to the other for any indirect, incidental, special, exemplary or consequential damages, arising out of this Agreement, including but not limited to lost profits, business interruption, loss of business information, or cover, even if such party has been advised of the possibility of such damages; provided, however, that this limitation shall not apply to: (a) a breach of Sections 12(h), 13(h), 14 or 15. The terms of this Section 17 shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

18. Audit Rights. DealerTrack agrees to maintain books and records relating to this Agreement in accordance with its normal business practices. DealerTrack shall require its outside host service provider to perform an annual audit of DealerTrack's production and disaster recovery facility in accordance with the AICPA's Statement of Accounting Standards No. 70, Type 2, "Special Purpose Report on Internal Accounting Control at Service Organization" and the AICPA's Audit Guide, "Audit of Service-Center Produced Records." DealerTrack shall provide Lender with a copy of the SAS 70 report prepared in connection with the audit within a reasonable time after it prepares or receives the SAS 70 report. Upon reasonable prior notice, during regular business hours, Lender may, at its expense and upon five (5) Business Days prior notice, perform or arrange for an audit of DealerTrack's operations and accounting relating to the products and services provided hereunder during regular business hours. Such audits will be performed no more frequently than once each calendar year and once for a period of six months after the termination of this Agreement. Lender will provide DealerTrack with a copy of each report prepared in connection with any such audit within ten (10) calendar days after it prepares or receives such report. The terms of this Section 18 shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

19.  Information/Technology Control Policies.

     a. Right to Examine Records. DealerTrack agrees that any regulatory agency with supervisory responsibility for Lender shall have the right for the purpose of determining DealerTrack's compliance with Section 19(d) below to examine all records and materials, use the equipment and interview those employees of DealerTrack to the extent that such officials deem necessary to protect the interest of depositors, creditors or stockholders of Lender or as otherwise permitted under applicable law, rule or regulation.

     b. Audits. Upon Lender's request, DealerTrack shall allow Lender for the purpose of determining DealerTrack's compliance with Section 19(d) below to access any third party or internal audit reports of DealerTrack relating to control policies and procedures prepared at DealerTrack's request during the term of this Agreement.

     c On-Site Reviews. During the term of this Agreement, DealerTrack also shall allow Lender and its external auditors on Lender's behalf to perform periodic on-site reviews of DealerTrack's physical site as Lender deems reasonably appropriate for the purpose of determining DealerTrack's compliance with

21. Taxes. DealerTrack shall be responsible for the payment of all Taxes levied or imposed on or with respect to sales of goods or services by DealerTrack in connection with the Service or the DealerTrack Site.

22. Insurance. DealerTrack, within five (5) business days after the execution of this Agreement, shall procure and maintain, at its own expense, the required insurance of the kinds and limits enumerated hereunder, with companies acceptable to Lender. Wells Fargo & Company and any and all Affiliates as their interest may appear shall be named as an additional insured under DealerTrack's Commercial General Liability insurance policy. DealerTrack may carry, at its own expense, such additional insurance as it may deem necessary. DealerTrack shall not be deemed to be relieved of any responsibility by the fact that it carries insurance. The required insurance and limits are as follows:

     a. Errors & Omissions Liability Insurance covering the design, development, maintenance, operation of the Services, and anything incidental thereto, for a limit of not less than ten million dollars ($10,000,000);

     b. Intellectual Property Insurance covering infringement of patents, trademarks, trade secrets, and copyright infringement as respects the design and development of the systems used to operate and maintain the Service for a limit of not less than one million dollars ($1,000,000);

     c. Commercial Blanket Bond covering each employee while engaged in the work hereunder with a limit of not less than one million dollars ($1,000,000) and including coverage, without limitation, for property of others in possession of said employee while performing their duties for Lender;

     d. If DealerTrack has any employees, Workers' Compensation and Employer's Liability Insurance in accordance with the applicable laws of the State of New York or the state in which the work is to be performed or of the state in which DealerTrack is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer's Liability Insurance section shall not be less than one million dollars ($1,000,000) for any one accident;

     e. Commercial General Liability Insurance covering the work, the performance of the Service and everything incidental thereto, with limits of not less than two million dollars ($2,000,000) per occurrence combined single limit, and extended to cover: (i) Contractual Liability assumed by DealerTrack under the indemnification set forth in Section 16, (ii) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (iii) Broad Form Property Damage Liability, and (iv) Personal Injury and Advertising Liability;

     f. Automobile Liability including coverage on owned, hired, and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than two million dollars ($2,000,000) per occurrence combined single limit;

     g. Building and/or Personal Property Insurance including coverage for the cost to research, replace, or restore lost information of damaged valuable papers and records including those that exist on electronic or magnetic media, against all risks of physical loss or damage including theft, on a replacement cost basis;

     h. Business Interruption and Extra Expense Insurance against all risks of physical loss or damage including off-premises power failure and consequential losses resulting from the disruption of a supplier or subcontractors operations;

     i. Comprehensive Crime Insurance, including (i) Employee Dishonesty/Fidelity (including Computer Crime/Fraud coverage for all officers and employees of the Insuring Party, including officers and employees who are shareholders of the Insuring Party) with a minimum coverage limit of $5,000,000 per loss, (ii) Computer Crime/Fraud coverage for all other persons with a minimum coverage limit of $5,000,000 per loss, (iii) Forgery coverage with a minimum coverage limit of $5,000,000 per loss, (iv) On Premises coverage with a minimum coverage limit of $5,000,000 per loss, and (v) In Transit coverage with a minimum coverage limit of $5,000,000 per loss, and;

     j. Such other insurance as may be required from time to time by notice to DealerTrack.

     DealerTrack shall have its insurance carrier or carriers issue Certificates of Insurance to Lender evidencing that all insurance required is in force, and such certificates shall stipulate that the insurance shall not be canceled or substantially changed without thirty (30) days prior notice in accordance with the notice provisions set forth in herein. Should DealerTrack at any time neglect or refuse to provide the required insurance, or should such insurance be canceled, Lender shall have the right to procure such insurance and the cost thereof shall be deducted from monies then due or thereafter to become due DealerTrack. DealerTrack's insurance shall be primary and all insurance carried by Lender is strictly excess and shall not contribute with DealerTrack's insurance.

23.  Links and Licenses.

     a. DealerTrack agrees to promptly provide during the term of this Agreement, upon Lender's request and in Lender's sole discretion, navigation through two way browser links from the DealerTrack Site to the Lender Site with return links to the DealerTrack Site from the Lender Site (collectively the "Site Link").

     b. Lender hereby grants DealerTrack a royalty-free, non-exclusive license to use the Lender Marks in connection with the Site Link described in
          Section 23(a) above, subject to the terms and conditions established by Lender from time to time in its sole discretion.

     c. DealerTrack hereby grants Lender a royalty-free, non-exclusive license to use the DealerTrack Marks, in connection with the Site Link described in Section 23(a) above, subject to the terms and conditions established by DealerTrack from time to time in its sole discretion.

     d. In the event that Lender elects to require the Site Link, Lender then grants DealerTrack a royalty-free, non-exclusive license to link the DealerTrack Site to the Lender Site.

     e. In the event that Lender elects to require the Site Link, DealerTrack then grants Lender a royalty-free, non-exclusive license to link the Chase Site to the DealerTrack Site.

24. Marks. Except as provided herein, DealerTrack will not use the Lender Marks and Lender will not use the DealerTrack Marks without the other party's prior written consent. The parties acknowledge and agree that DealerTrack is the owner of any and all DealerTrack Marks and Lender is the owner of any and all Lender Marks. The parties acknowledge and agree that they shall not acquire any ownership rights whatsoever in any Marks of the other party. The terms of this Section 24 shall survive the termination of this Agreement, whether by expiration of time, operation of law, or otherwise.

25.  Miscellaneous.

     a. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and no party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or in any prior existing written agreement between the parties. This Agreement supersedes all prior oral or written representations, agreements, promises, or other communications, concerning or relating to the subject matter of this Agreement. No terms or conditions or any Financial Institution purchase order form or other form originated by Lender will be effective as a modification of the terms and conditions of this Agreement, unless duly executed by both parties.

     b. Modifications and Amendments; Waiver. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended or modified except by a written agreement signed by authorized representatives of each party. The failure of DealerTrack or Lender in any one or more instances to insist upon strict performance of any of the terms or provisions of this Agreement will not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or provisions on any future occasion.

     c. Headings. The captions to sections of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms or conditions hereof.

     d. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such provision or requirement will be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable and all other provisions and requirements of this Agreement will remain in full force and effect.

     e. Notices. Where notice, approval or similar action by either party is permitted or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld. Any notice, demand or other communication required or permitted under the terms of this Agreement shall be in writing and shall be made by Federal Express, Airborne Express, or other similar overnight delivery service, telegram, telex, facsimile or electronic transmitter or certified or registered mail, return receipt requested. A notice shall be deemed to be received by the addressee: one (1) business day after sending, if sent by overnight delivery service, telegram, telex, facsimile or electronic transmitter; and three (3) business days after mailing, if sent by certified or registered mail. Notices shall be addressed as follows:

          In the case of notices to Lender:
                                            Wells Fargo Bank
                                            Scott Baines
                                            1300 Montego
                                            Walnut Creek, CA

          In the case of notices to DealerTrack:
                                            DealerTrack
                                            105 Maxess Road
                                            Melville, New York 11747
                                            Attention: Richard McLeer

          Any party to this Agreement may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

     f. Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted unauthorized assignment will be void; provided, however, that a party may assign this Agreement to any of its Affiliates. Notwithstanding the foregoing, either party may assign any of its rights and obligations under this Agreement to the surviving corporation with or into which that party may merge or consolidate, or an entity to which that party transfers all, or substantially all, of its voting securities or assets; provided, however, that upon notice of such event the other party shall have the right to terminate this Agreement without cause on thirty (30) days prior written notice to the other party.

     g. Relationship of Parties; Third Party Beneficiaries. Nothing in this Agreement shall constitute or be deemed to constitute a relationship of employer and employee, agency, joint venture or partnership between the parties hereto or constitute or be deemed to constitute one party as agent of the other, for any purpose whatsoever, and except as expressly provided herein, neither party shall have the authority or power to bind the other, or to contract in the name of or create a liability against the other, in any way or for any purpose. DealerTrack will perform all services under this Agreement as an independent contractor. No person or entity not a party to this Agreement, including but not limited to DealerTrack Dealers, will be deemed to be a third party beneficiary of this Agreement or any provision hereof.

     h. Governing Law: Jurisdiction. This Agreement will be governed by and construed and enforced solely and exclusively in accordance with the laws of the State of New York exclusive of its choice of law rules and without application of the rule of contract construction that ambiguities in a contract are construed against the interests of the party drafting the contract.

     i. Background and Exhibits. The exhibits identified below, as they may be modified in accordance with the terms of this Agreement, are incorporated by reference herein and shall constitute substantive parts of this Agreement.

     j. EEOC. Unless exempt, DealerTrack will comply with U.S. Department of Labor regulations regarding (a) equal employment opportunity obligations of government contractors and subcontractors, 41 Code of Federal Regulations ("CFR") Section 60.1.4 (a)(l)-(7); (b) employment by government contractors of Vietnamera and disabled veterans, 41 C.F.R. Section 60-250.4 (a)-(m); (c) employment of the physically handicapped by government contractors and subcontractors, 41 C.F.R.
          Section 60-741.4 (a)-(f); (d) developing written affirmative action programs, 41 C.F.R. Section 60-2.1, 60-250.5 and 60-741.5; (e)
          certifying no segregated facilities, 41 C.F.R. Section 60-1.8(f); (f) filing annual EEO-1 reports, 41 C.F.R. Section 60-1.7; and (g) utilizing minority-owned and female-owned business concerns, 48 C.F.R.
          Section 52-219.9 and 52-219.12, all of which are incorporated herein by reference.

     k. Ethical Hack. DealerTrack agrees that Lender is permitted to conduct an Ethical Hack as part of Lender's normal information security due diligence review and compliance. "Ethical Hack" shall mean the efforts of a third party computer security testing firm on the systems used in the operation of the Service to identify any security faults. If vulnerabilities are identified, DealerTrack will document its remediation proposal and provide Lender with such documentation and reports on the status of modifications to correct such vulnerabilities.

     1. Nondisclosure of Terms. Each party agrees for itself, its agents, and representatives that the terms of this Agreement are confidential, and neither party shall disclose any of the terms hereof to any third party (except for disclosure reasonably made to legal representatives and accountants) without the prior written consent of the other party or as may be required by either party to comply with applicable U.S. laws or regulations.

     m. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     n. Regulatory Matters. DealerTrack shall notify Lender of any material claim or demand that is communicated to DealerTrack from any governmental agency, regarding DealerTrack's activities (provided such claim or demand is related to this Agreement) or any action pertaining to the foregoing which is commenced against DealerTrack by any governmental agency and shall keep Lender apprised of the status and/or disposition of all such claims, demands and litigation.

     o. Force Majeure. To the extent that either party's performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed, directly or indirectly, by a Force Majeure Event, and such non-performance could not have been prevented by reasonable precautions, then the non-performing party shall be excused from any further performance of those obligations. The non-performing party shall only be excused for so long as such Force Majeure Event continues and such party continues to use its best efforts (or cause its subcontractor to use best efforts) to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, work around plans or other means. The party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other party by telephone of the occurrence of the Force Majeure Event and describe the Force Majeure Event in reasonable detail (to be confirmed in writing within two days of the inception of such delay, or as soon as practicable). If any Force Majeure Event prevents or restricts DealerTrack's performance of the Service and DealerTrack does not within three (3) consecutive days recommence provision of the Service, Lender may, upon notice to DealerTrack, terminate this Agreement. The occurrence of a Force Majeure Event does not limit or otherwise affect DealerTrack's obligation to provide either normal recovery procedures or any other disaster recovery services required pursuant to Lender Information/Technology Control Policies set forth in this Agreement.

     p. Interpretation of Documents. In the event of a conflict between this Agreement and the terms of any Exhibit, the terms of this Agreement shall prevail.

     q. Publicity. DealerTrack: (i) shall submit to Lender all proposed advertising, sale promotion and other publicity material in which Lender's name is mentioned or language is used from which Lender's name may be inferred or implied and shall not publish or use any such material without the prior written consent of Lender, and (ii) shall not publicly reveal the existence of this Agreement or any of its terms without the prior written consent of Lender. Notwithstanding the foregoing, DealerTrack will submit all approvals of the DealerTrack Site, and web pages as provided in Section 11, and Lender agrees that DealerTrack may use Lender's name when identifying lenders who have executed agreements with DealerTrack and who are utilizing the DealerTrack Services.

     r.   Arbitration.

          i. Upon the demand of any party, any Dispute shall be resolved by binding arbitration in accordance with the terms of this Section 25 (r) [except as set forth in subsection (5) below]. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to this Agreement. Any party may by summary proceedings, bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

          ii. Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon. Arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code). The arbitration shall be conducted at a location in New York selected by the AAA or other administrator. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver, by any party that is a bank, of the protections afforded to it under 12 U.S.C.
               Section 91 or any similar applicable state law.

          iii. No Waiver; Provisional Remedies. No provision hereof shall limit the right of any party to obtain provisional or ancillary remedies, including without limitation injunctive relief, attachment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

          iv. Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the New York State Bar or retired judges of the state or federal judiciary of New York, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of New York, (ii) may grant any remedy or relief that a court of the state of New York could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New York Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $2,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $2,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $2,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

          v. Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $2,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of New York, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award, the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of New York. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of New York.

          vi. Damages. The arbitrator(s) will have no authority to award damages in excess of those set forth in Section 25 (r) of this Agreement. Any award in an arbitration under this Section shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount.

          vii. Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. This arbitration provision shall survive termination, amendment or expiration of the Agreement or any relationship between the parties.

IN WITNESS WHEREOF, the parties to this Agreement have signed and affixed their seals to this Agreement effective as of the day and year first written above.

DEALERTRACK INC.                        WELLS FARGO & COMPANY


By: /s/ Gary Perdue                     By: /s/ Michael R James
    ---------------------------------       ------------------------------------
Name: Gary Perdue                       Name: Michael R James
Title: Vice President                   Title: Group Executive Vice President

                    AMENDMENT TO DEALERTRACK LENDER AGREEMENT

          This AMENDMENT TO DEALERTRACK LENDER AGREEMENT (this "Amendment") is made and entered into as of December 28, 2001, by and between DealerTrack.com, Inc. ("DealerTrack") and Wells Fargo & Company ("Lender").

          WHEREAS, DealerTrack and Lender are parties to a DealerTrack Lender Agreement, dated as of August 31, 2001 (the "Lender Agreement"); and

          WHEREAS, DealerTrack and Lender desire to (i) amend Section 12(m) relating to fees and charges on a sliding scale tied to volume, (ii) provide Lender with certain other rights, including amending Section 18 (Audits) as set forth in Section 3 hereto, (iii) amend Section 9 (Term and Termination) to restrict DealerTrack's right to terminate the Agreement and (iv) amend Section 22(a) (Insurance) to provide for a lower insured limit for Errors & Omission liability insurance, effective as of the date hereof, on the terms and conditions set forth herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Lender Agreement.

          2. Amendment of Section 12(m).

          (A) Section 12(m) is hereby amended by adding the phrase "or in any other agreement entered into by and between the parties with respect to the provision of products and services by DealerTrack" after the words "this Agreement" in the first sentence of such Section 12(m).

          (B) Section l2(m) is hereby amended by (i) deleting the phrase "volume amount" in the last sentence of such Section 12(m) and replacing it with the phrase "specified volume amount of a specific type of transaction processed through the Service," and (ii) inserting the phrase "for such specific type of transaction." at the end of the last sentence of such Section 12(m).

          3. Product Placement, Preferences and Audit Information.

          (A) The following section is hereby added after Section 25(r)(vii) of the Lender Agreement:

          26. Product Placement and Preferences. For no additional consideration and unless otherwise approved by the Board of Directors of either DealerTrack or its parent company, DealerTrack Holdings, Inc. (the "Parent Company"):

          (a) Product Placement.

               (i) If DealerTrack elects, in its sole discretion, and provided DealerTrack has received the written permission of Lender, to place on the DealerTrack

     Site the name, mark, logo, advertisement, description of products and services, promotional and informational content ("Product Information") of Lender, DealerTrack shall place such Product Information (x) Prominently (as defined below) and (y) not less Prominently than it places substantially similar Product Information of any DealerTrack Financial Institution, or its Affiliate, which is a stockholder of the Parent Company (a "Stockholder Lender"); and

               (ii) Notwithstanding anything to the contrary contained in
     Section 26(a)(i), DealerTrack shall place on the DealerTrack Site the Product Information of each Stockholder Lender not less Prominently than the Product Information it places substantially similar Product Information of any other third party (excluding DealerTrack, its subsidiaries, the Parent Company and any other majority-owned subsidiaries of the Parent Company).

               (iii) For the purpose hereof, "Prominently" means in a readily noticeable and conspicuous manner.

               (iv) The refusal of Lender to grant permission to DealerTrack to place Product Information of Lender on the DealerTrack Site after receiving a written request from DealerTrack for such permission shall not result in a breach by either DealerTrack or Lender of Section 26(a)(i) or 26(a)(ii).

               (v) Nothing contained in this Section 26(a) shall be construed to prevent Captives (as defined below), which may or may not be Stockholder Lenders, from being granted special treatment by DealerTrack with respect to placement of Product Information, if requested by an automobile manufacturer or automobile distributor in connection with the sale of its automobiles by and at the location of its franchised DealerTrack Dealers. For purposes of this Agreement, "Captives" means a finance company either owned or designated by an automobile manufacturer or automobile distributor to whom such automobile manufacturer or automobile distributor provides subvention dollars in order for such finance company to provided subvention financing to such automobile manufacturer's or automobile distributor's franchised DealerTrack Dealers solely for such automobile manufacturer's or automobile distributor's vehicles.

          (b) No Preference in Credit Application Transmission. DealerTrack shall not, subject to the right of each DealerTrack Dealer, together with its Affiliates, or DealerTrack Financial Institution to create and or use one or more credit application filtering process in connection with the Service (which shall only affect credit applications associated with such DealerTrack Dealer and its Affiliates or such DealerTrack Financial Institution), prefer any Stockholder Lender as to another Stockholder Lender or any other DealerTrack Financial Institution with respect to the transmission of any credit applications by a DealerTrack Dealer in electronic form by means of the Service to a DealerTrack Financial Institution. Nothing contained in this Section 26(b) shall be construed to prevent Captives, which may or may not be Stockholder Lenders, from being granted special treatment by DealerTrack with respect to credit applications originated at their affiliated DealerTrack Dealers, if requested by an automobile manufacturer or automobile distributor in connection with the sale of its automobiles by and at the location of its franchised DealerTrack Dealers.

          (B) Section 18 of the Lender Agreement is hereby amended by adding "(a)" after the phrase "Audit Rights" and adding the following subsection (b) after Section 18(a):

          "(b) Lender shall be entitled to designate, subject to the approval of DealerTrack which shall not be unreasonably withheld, an independent auditor of national standing to audit DealerTrack's records relating to DealerTrack's compliance with the most favored pricing treatment provisions of Section 12(m) of this Agreement with respect to the fees or charges which were charged to Lender thereunder no more often than once per calendar year. The sole purpose of such audit shall be to enable such auditor to report to Lender as to whether DealerTrack has complied with its obligations under Section 12(m) of this Agreement. Such audit shall not unreasonably interfere with the conduct of DealerTrack's business, and the independent auditor conducting such audit, prior to the conduct of such audit, shall agree in writing with DealerTrack to keep confidential all materials and information (including, without limitation, all agreements with DealerTrack Dealers and DealerTrack Financial Institutions, including, without limitation, the other Stockholder Lenders, and the terms thereof) supplied to them by DealerTrack in connection with such audit. Such audit shall be at Lender's expense; provided that if such audit demonstrates any overpayment of the amount due under this Agreement for the period audited of three percent (3%) or more, then the expense of such audit shall be borne by DealerTrack. To the extent that the audit reveals a violation of Section 12(m) with respect to the calculation of fees and charges resulting in payments by Lender greater than those of other DealerTrack Financial Institutions, DealerTrack shall reimburse Lender for such overpayment within twenty (20) days of receipt of written notice by Lender of such overpayment."

          (C) Section 16(a) of the Lender Agreement is hereby amended by deleting 16(a)(ii) in its entirety and replacing such subsection with the following:

          "(ii) gross negligence, or willful or wanton behavior of the indemnifying party, its affiliates, or any of their respective officers, directors, employees, or agents; or

          (iii) or asserted by a third party against the indemnifying party with respect to the use of any approved Product Information (including, without limitation, Lender Marks) provided by such party."

          4. Amendment of Section 9(a). Section 9(a)of the Lender Agreement is hereby amended by deleting Section 9(a) in its entirety and replacing such subsection with the following:

          "The term of this Agreement shall begin on the Effective Date, and shall continue for a period of two (2) years from the Acceptance Date (the "Initial Term") unless sooner terminated as provided below. Upon expiration of the Initial Term, unless terminated by either party by notice of termination given not less than sixty (60) days prior to expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a "Renewal Term"). During any Renewal Term, notice of termination by either party shall be effective at the end of such Renewal Term by notice of termination if given not less than sixty

(60) days prior to the expiration of such Renewal Term. Notwithstanding anything contained in this Section 9(a) to the contrary, DealerTrack shall not have any right whatsoever to terminate this Agreement upon the expiration of the Initial Term or any such Renewal Term, as the case may be, except for cause as set forth in Section 9(b) below, for so long as the Lender, together with its Affiliates (as such term is defined in the Amended and Restated Stockholders' Agreement of the Parent Company, dated as of the date hereof, among the Parent Company and the stockholders listed therein (the "Stockholders' Agreement")), holds either
(i) equity securities of the Parent Company representing at least five (5%) percent of the voting power thereof (determined on a Fully Diluted Basis (as defined in the Stockholders' Agreement)), (ii) seventy five (75%) percent of the capital stock of the Parent Company held by it as of the Effective Date (as adjusted for stock splits, stock dividends and the like) or (iii) capital stock whose fair market value is at least $6,000,000 based on the last offering of securities by the Parent Company. Notwithstanding anything contained in this
Section 9(a) to the contrary, prior to any renewal of the Agreement hereunder, the parties agree to negotiate in good faith any amendments to the then current terms and conditions of the Agreement (other than the most favored pricing provisions set forth in Section 12(m)) that make the then current terms and conditions of the Agreement impractical in light of changes to DealerTrack's business and provided further, that DealerTrack is attempting to treat Lender in substantially a similar manner as other DealerTrack Financial Institutions."

          5. Amendment of Section 22(a). Section 22(a)of the Lender Agreement is hereby amended by deleting Section 22(a) in its entirety and replacing such subsection with the following:

          "Errors & Omissions Liability covering the design, development, maintenance, operation of the Services, and anything incidental thereto, for a limit of not less than one million dollars ($1,000,000);"

          6. Authority. Each party represents that it has the authority to enter into this Amendment and its authority is not inhibited by any agreement or legal proceeding.

          7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts by facsimile or otherwise, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          8. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made or performed in such State.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by its authorized officer as of the date first above written.

                                        DEALERTRACK.COM, INC.


                                        BY: /s/ Mark F. O'Neil
                                            ------------------------------------
                                        Name: Mark F. O'Neil
                                        Title: Chief Executive Officer


                                        WELLS FARGO AUTO FINANCE, INC.


                                        By: /s/ Lou Cosso
                                            ------------------------------------
                                        Name: Lou Cosso
                                        Title: Executive Vice President &
                                               Head of Auto Finance

                SECOND AMENDMENT TO DEALERTRACK LENDER AGREEMENT

          This SECOND AMENDMENT TO DEALERTRACK LENDER AGREEMENT (this "Amendment") is made and entered into as of October 24, 2002, by and between DealerTrack, Inc., f/n/a DealerTrack.com, Inc. ("DealerTrack") and Wells Fargo & Company and any of its Affiliates ("Lender").

          WHEREAS, DealerTrack and Lender are parties to a DealerTrack Lender Agreement, dated as of August 31, 2001, as amended by that certain Amendment to DealerTrack Lender Agreement, dated as of December 28, 2001 (the "Lender Agreement"); and

          WHEREAS, DealerTrack and Lender desire to (i) amend Section 11(a) with respect to the grant of a license to Lender and its Affiliates use of the Service in Canada and (ii) amend Section 12(m) with respect to the most favorable treatment of certain fees and charges under certain circumstances, effective as of the date hereof, on the terms and conditions set forth herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1.Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Lender Agreement.

          2.Amendment of Section 11(a). Section 11(a) is hereby amended by inserting the phrase "and Canada" after the phrase "United States" in the first sentence.

          3.Amendment of Section 12(m). Section 12(m) is hereby amended by deleting Section 12(m) in its entirety and replacing such subsection with the following:

          "DealerTrack shall not charge Lender any fee and/or charge for any products or services provided to Lender under the terms of the Agreement or in any other agreement entered into by and between the parties with respect to the provision of products and services by DealerTrack that are higher than the lowest fee and/or charge that DealerTrack charges any other DealerTrack Financial Institution for such products or services, except for any discount on a fee or charge offered to (i) Captives, whether or not such Captives are Stockholder Lenders, upon the prior approval of at least seventy-five percent (75%) of the board of directors of DealerTrack and (ii) a new DealerTrack Financial Institution (including any Captives) for a period not to exceed six
(6) months after the "Acceptance Date" of such DealerTrack Financial Institution. In the event that such fee and/or charge is based on a sliding scale tied to a specified volume amount of a specific type of transaction processed through the Service, Lender's fee and/or charge shall be no higher than the lowest fee or charge applicable to any DealerTrack Financial Institution (other than any Captives whose fees and charges have been approved by the board of directors of DealerTrack as provided for in clause (i) of the preceding sentence) for Lender's actual volume amount for such specific type of transaction."

          4.Authority. Each party represents that it has the authority to enter into this Amendment and its authority is not inhibited by any agreement or legal proceeding.

          5.Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts by facsimile or otherwise, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by its authorized officer as of the date first above written.

                                        DEALERTRACK, INC.


                                        By:
                                            ------------------------------------
                                        Name: Mark F. O'Neil
                                        Title: Chief Executive Officer &
                                               President


                                        WELLS FARGO & COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                 THIRD AMENDMENT TO DEALERTRACK LENDER AGREEMENT

          This THIRD AMENDMENT TO DEALERTRACK LENDER AGREEMENT (this "Amendment") is made and entered into as of May ___, 2003, by and between DealerTrack, Inc. f/k/a DealerTrack.com, Inc. ("DealerTrack") and Wells Fargo & Company and any of its Affiliates ("Lender").

          WHEREAS, DealerTrack and Lender are parties to a DealerTrack Lender Agreement, dated as of August 31, 2001, as amended by those certain Amendments to DealerTrack Lender Agreement, dated as of December 28, 2001 and October 24, 2002 (the "Lender Agreement"); and

          WHEREAS, DealerTrack and Lender desire to (i) amend Section 9(d) to reflect a change in termination rights, (ii) amend Section 10 (Payments and Payment Terms) to reflect the purchase of Additional Products by Lender from DealerTrack (iii) amend Section 12(g) with respect to DealerTrack's compliance with applicable laws and (iv) amend Section 16(a) with respect to an added indemnification by the parties, effective, in each case as of the date hereof, on the terms and conditions set forth herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Lender Agreement.

          2. Amendment of Section 9(d).

          Section 9(d) of the Lender Agreement is hereby amended by deleting
Section 9(d) in its entirety and replacing such subsection with the following:

          "d. This Agreement may be terminated in its entirety or with respect to any product or service purchased by Lender without cause, upon thirty (30) days prior written notice, in the event that any fee or charge set forth in this Agreement with respect to such product or service purchased by Lender is increased or a new fee or charge with respect to such product or service purchased by Lender is imposed on Lender by DealerTrack."

          3. Amendment of Section 10.

          Section 10 of the Lender Agreement is hereby amended by deleting
Section 10 in its entirety and replacing such subsection with the following:

          "10. Payments and Payment Terms.

          Lender agrees to pay DealerTrack when due the fees and charges set forth in this Agreement. Unless otherwise specified, DealerTrack shall invoice Lender monthly for all fees and charges, payable thirty (30) days after receipt of such invoice."

                  4.Amendment of Section 12(g).

          Section 12(g) of the Lender Agreement is hereby amended by deleting
Section 12(g) in its entirety and replacing such subsection with the following:

          "g. In connection with carrying out its obligations contained in this Agreement, DealerTrack shall comply at all times with all applicable federal and state laws, rules and regulations."

          5. Amendment of Section 16(a). Section 16(a) of the Lender Agreement is hereby amended by deleting Section 16(a)(iii) in its entirety and replacing such subsection with the following:

          "(iii)asserted by a third party against the indemnified party with respect to (1) the use of any approved Product Information (including, without limitation, Lender Marks) provided by the indemnifying party or (2) a default or alleged default by the indemnifying party arising out of or related to this Agreement, including, without limitation, any addendum hereto."

          6. Authority. Each party represents that it has the authority to enter into this Amendment and its authority is not inhibited by any agreement or legal proceeding.

          7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts by facsimile or otherwise, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by its authorized officer as of the date first above written.

                                        DEALERTRACK, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        WELLS FARGO & COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                       S-1